Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
	News Media
Dec. 21, 2006	Jan Davis	202.624.6383
	Pager	202.339.3859
	Cell	703.408.3962

	Financial Community
	Melissa E. Adams	202.624.6410
Washington Gas Asks for Rate Increase in the District to Address Service Costs
Company Also Proposes Initiatives to Promote Energy and Business Efficiencies
     WASHINGTON — Washington Gas Light Co. today filed an application with the District of Columbia Public Service Commission (PSC) to increase the company’s rates and charges. The company is also seeking approval of initiatives that would encourage energy efficiency by its customers, and allow them to share in the benefits of the company’s improved business efficiencies.
     This rate increase, if approved, will alleviate the gap between its revenue from customers and the cost of doing business in the district. Washington Gas, which provides natural gas delivery services and retail sales to district customers, is a regulated utility, and its rates and charges must be approved by the District of Columbia PSC.
     “The existing rates no longer reflect our business costs in the District of Columbia,” said James H. DeGraffenreidt Jr., chairman and chief executive officer of Washington Gas. “A number of factors have emerged in the more than three years since our last filing that have led to a mismatch between the cost of providing natural gas service and revenues currently allowed by the PSC.”
     Washington Gas rates have not increased in the district since 2003, despite inflation, rising labor and employee benefits costs, additional compliance-related expenses for new laws such as the Sarbanes-Oxley and Pipeline Safety Improvement acts, and a decline in natural gas usage following an increase in gas prices and subsequent customer conservation.
     The proposed rates and charges will increase Washington Gas’s overall annual District of Columbia revenues by $20.0 million, an increase of 7.7 percent overall. The typical residential heating customer in the district would see an increase of about $101.64 annually, or $8.47 per month.

     Washington Gas also is seeking approval for two rate design innovations: a Revenue Normalization Adjustment (RNA) and a Performance-Based Rate (PBR) Plan.
     The RNA would benefit both customers and Washington Gas by permitting billing adjustments that would reduce the effects of colder- or warmer-than-normal weather, customer conservation or other factors that affect revenue. It would support energy efficiency and customer conservation by removing the link between corporate profitability from the quantity of gas sold. This proposed rate structure would reflect more accurately the cost of providing service. Washington Gas implemented an RNA in Maryland in October 2005, and proposed the same mechanism in Virginia earlier this year. Similar proposals have been approved or are under consideration in 13 other states.
     The PBR Plan would allow the company to share the benefits of its cost efficiency with investors and customers without filing regular rate cases. Customers would benefit by receiving credits on their Washington Gas bill. The plan builds upon components of the PSC Order in Washington Gas’s 2003 rate case.
     With approval of the proposed PBR Plan, Washington Gas would agree not to request a base rate increase for three years.
     Washington Gas proposes the new rates and innovations be implemented Oct. 1, 2007.
      About 151,000 of the utility’s customers live in the District of Columbia.
     Headquartered in Washington, D.C., Washington Gas is a wholly-owned subsidiary of WGL Holdings, Inc. (NYSE: WGL). The parent company holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.